Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
SPS COMMERCE, INC.
AND
DIRECT EDI LLC

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	4
1.3	Excluded Assets	4
1.4	Assumed Liabilities	4
1.5	Excluded Liabilities	4
1.6	Unassignable Contracts	4

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		5
2.1	Purchase Price	5
2.2	Payment of Initial Purchase Price at Closing and Related Payments	5
2.3	Purchase Price Adjustment	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization and Good Standing	7
3.2	Capitalization	8
3.3	Authority and Authorization; Conflicts; Consents	8
3.4	Financial Statements and Undisclosed Liabilities	9
3.5	Taxes	9
3.6	Litigation and Orders	10
3.7	Compliance with Law	10
3.8	Contracts	10
3.9	Certain Assets	12
3.10	Certain Accounts	13
3.11	Real Property	13
3.12	Environmental Matters	14
3.13	Intellectual Property	14
3.14	Insurance	15
3.15	Absence of Certain Events	16
3.16	Employee Benefits	18
3.17	Employees and Labor Relations	18
3.18	Certain Business Relationships	19
3.20	Accounts Receivable	19
3.21	Powers of Attorney	19
3.22	Service Warranties	19
3.23	Suppliers and Customers	20
3.24	Imports and Exports	20
3.25	Absence of Certain Business Practices	20
3.26	Indebtedness	21
3.27	Computer Systems	21
3.28	Data and Privacy	22
3.29	Full Disclosure	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		22
4.1	Organization and Good Standing	22
4.2	Authority and Authorization; Conflicts; Consents	22
4.3	Brokers	23
4.4	Availability of Funds; Solvency	23

ARTICLE 5 CERTAIN COVENANTS		23
5.1	Pre-Closing Conduct of Ukrainian Business	23
5.2	Certain Actions to Close Transactions	24

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5.3	Further Assurances	25
5.4	Confidentiality and Publicity	25
5.5	Employee Matters	25
5.6	Satisfaction of Unassumed Liabilities	27
5.7	Certain Tax and Unclaimed Property Matters	27
5.8	Covenant Not to Compete and Related Covenants	27
5.9	Intercompany Accounts	28
5.10	Name Change	28
5.11	Items to Proper Party	29
5.12	Maintenance of Existence	29
5.13	Collection of Acquired Receivables	29
5.14	Bulk Sales Laws	29
5.15	SEC and National Securities Exchange Requirements	29
5.16	Ukrainian Transfer	29

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		30
6.1	Closing	30
6.2	Closing Deliveries by the Company	30
6.3	Closing Deliveries by Buyer	31

ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		32
7.1	Indemnification by the Company	32
7.2	Indemnification by Buyer	32
7.3	Certain Limitations and Other Matters Regarding Claims	32
7.4	Certain Survival Periods	34
7.5	Notice of Claims and Procedures	34
7.6	Escrow	36
7.7	Exclusive Remedy	36

ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		36
8.1	Notices	36
8.2	Expenses	36
8.3	Interpretation; Construction	37
8.4	Parties in Interest; No Third-Party Beneficiaries	38
8.5	Governing Law	38
8.6	Jurisdiction, Venue and Waiver of Jury Trial	38
8.7	Entire Agreement; Amendment; Waiver	38
8.8	Assignment; Binding Effect	38
8.9	Severability; Blue-Pencil	38
8.10	Counterparts	39
8.11	Disclosure Schedules	39
8.12	Guaranties Regarding Special Representations	39

ARTICLE 9 CERTAIN DEFINITIONS		39

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 17, 2011, by and between SPS Commerce, Inc., a Delaware corporation (“Buyer”), and Direct EDI LLC, a California limited liability company (the “Company”). Article 9 contains definitions of certain capitalized terms.
Recitals
     A. The Company is generally engaged in the business of selling, marketing and providing electronic data interchange to third parties (such business, along with the other business activities of the Company, collectively being the “Business”).
     B. Each Party desires that the Company sell, convey, transfer and assign, and Buyer purchase, certain assets of the Company, and that Buyer assume certain liabilities of the Company, upon and subject to the terms herein.
Agreement
     In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:
ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS
     1.1 Certain Definitions Relating to Transactions. For purposes of this Agreement, the following definitions apply:
          (a) Acquired Assets Defined. “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges with respect to the Business of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset. Without limiting the generality of the foregoing, the Acquired Assets include the following:
          (1) all goodwill related to the Business;
          (2) all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;
          (3) all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);
          (4) subject to Section 5.5 (and, for the avoidance of doubt, other than any Excluded Contract), all Contracts related to the Business, including each Contract listed in Exhibit 1.1(a)(4) (each Contract listed in Exhibit 1.1(a)(4) or in Exhibit 1.1(a)(5), and only such a listed Contract, is an “Assumed Contract”);
          (5) each Contract under which real property or interests in real property are leased or otherwise used or occupied by the Company, or that the Company leases to or otherwise permits the use or occupancy by another Person, in each case that are listed in Exhibit 1.1(a)(5) (each such Contract is an “Assumed Real Property Lease”);

          (6) all furniture, fixtures and equipment related to the Business, including computer and telecommunications hardware and software and information technology systems and including all motor vehicles listed in Exhibit 1.1(a)(6);
          (7) all leasehold improvements and other similar assets at or related to an Assumed Facility;
          (8) all Intellectual Property related to the Business, including the Company’s name and domain names;
          (9) all rights of the Company under any representation, warranty or guarantee by any third party related to the Business (including any manufacturer, supplier or other transferor of any Acquired Asset or any product or service that the Company received and including all related rights under any insurance policy or coverage of or regarding any such third party);
          (10) all customer, supplier and service provider lists and similar information related to the Business, all other contact information, mailing lists and similar files related to the Business and all other books, reports, databases, information and other Records related to the Business (for the avoidance of doubt, other than the Excluded Records and with respect to personnel records only to the extent the subject employee has been given the opportunity to object to the conveyance, transfer or assignment of his or her personnel records and has not done so);
          (11) all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes related to the Business;
          (12) all Petty Cash (“Petty Cash” meaning all currency and coins that are physically located at an Assumed Facility at the Effective Time);
          (13) all checks, drafts and similar instruments of payment from third parties or that Buyer subsequently obtains in its operation of the Business or any of the Accounts Receivable;
          (14) all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes and other similar assets and amounts related to the Business paid by or on behalf of the Company (for the avoidance of doubt, other than to the extent listed in Section 1.1(b)(3));
          (15) all Permits related to the Business, except for any Permit listed in Exhibit 1.1(b)(11); and
          (16) except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business.

          (b) Excluded Assets Defined. “Excluded Assets” means:
          (1) all minute books, stock and membership records and seals of the Company, all other documents relating to the organization and existence of the Company, all Tax Returns and Tax Records of the Company and a duplicate copy of all other financial Records of the Company (collectively, the “Excluded Records”);
          (2) all Tax-related identification numbers of the Company;
          (3) each Contract listed in Exhibit 1.1(b)(3) (the “Excluded Contracts”);
          (4) all Employee Plans;
          (5) all insurance policies of the Company and insurance coverage thereunder and all refunds and rebates relating thereto;
          (6) all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of the Company;
          (7) all cash and cash equivalents, other than Petty Cash;
          (8) all rights of the Company under this Agreement or any other Contract executed or delivered by or on behalf of a Party in connection with the transactions contemplated under this Agreement;
          (9) all credit cards, debit cards and similar items of the Company (including if used by any employee);
          (10) all amounts owed to the Company from any employee of the Company that arose in connection with such employee’s employment with the Company (including with respect to any loan to such an employee); and
          (11) all assets listed in Exhibit 1.1(b)(11).
          (c) Assumed Liability Defined. “Assumed Liability” means each liability or obligation of the Company that is:
          (1) scheduled to be performed after Closing under the terms of an Assumed Contract that is transferred to Buyer at Closing, other than any such liability or obligation that arises out of, relates to or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law at or before Closing;
          (2) scheduled to be performed after the Ukrainian Transfer under the terms of an Assumed Contract that is transferred to SPS International in connection with the Ukrainian Transfer, other than any such liability or obligation that arises out of, relates to or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law at or before the Ukrainian Transfer; or
          (3) expressly listed in Exhibit 1.1(c)(3), including the trade payables listed in such Exhibit to the extent of the amounts so listed.
          (d) Excluded Liability Defined. “Excluded Liability” means each Liability of the Company that is not an Assumed Liability.

For the avoidance of doubt, by way of example, the Assumed Liabilities with respect to an Assumed Contract include (and the Excluded Liabilities exclude) any payment obligation that first becomes due and payable under an Assumed Contract after Closing or the Ukrainian Transfer (as applicable), other than any such payment obligation that arises out of, relates to or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law at or before Closing or the Ukrainian Transfer (as applicable), even to the extent that such payment obligation may relate to activities under such Assumed Contract that are substantially performed before Closing or the Ukrainian Transfer (as applicable). However, if is unclear whether a particular liability or obligation relating to any Assumed Contract is an Assumed Liability or an Excluded Liability, the Parties shall cooperate with one another to determine and implement an appropriate strategy to resolve such liability or obligation (including, without limitation, defending against any Proceeding or other similar claim or action with respect to such liability or obligation) before either Party may avail itself of its rights and remedies pursuant to Article 7.
     1.2 Sale and Purchase of Acquired Assets. Under and subject to the terms of this Agreement, the Company hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to each Acquired Asset other than the Ukrainian Assets, which will be transferred to SPS International, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“SPS International”), pursuant to Section 5.16.
     1.3 Excluded Assets. No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.
     1.4 Assumed Liabilities. Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities other than the Ukrainian Assumed Liabilities, which will be assumed by SPS International pursuant to Section 5.16.
     1.5 Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be liable or obligated for, and the Company will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Company. The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include the assumption of any Liability related to any Acquired Asset, except to the extent Buyer expressly assumes such Liability under Section 1.4 (if at all).
     1.6 Unassignable Contracts. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Company under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (2) the rights and benefits of the Company under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, are hereby sold, conveyed, transferred and assigned to Buyer and (3) after Closing, the Company will, at the Company’s expense, use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer if such approvals, consents or waivers are obtained. If, with respect to any such Assumed Contract to which the other party is a supplier or vendor, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Company and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed.
ARTICLE 2
PURCHASE PRICE AND ADJUSTMENT
     2.1 Purchase Price. Upon and subject to the terms herein, Buyer will pay to the Company the amount of $10,865,000.00 (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price”).
     2.2 Payment of Initial Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, at Closing and on the Closing Date, Buyer will pay the Initial Purchase Price as follows:
          (a) Buyer will deposit into escrow with the Escrow Agent, the amount of $1,680,000.00 (the “Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;
          (b) Buyer will pay in full, on the Company’s behalf, the obligations necessary to cause the release of each Encumbrance to be released at Closing, as contemplated in Section 6.2(f), pursuant to the Lakeside Payoff Letter;
          (c) Buyer will pay in full, on the Company’s behalf, the professional fees listed in Exhibit 2.2(c); and
          (d) Buyer will pay to the Company the remaining balance of the Initial Purchase Price (after making the payments in the preceding clauses of this Section), by wire transfer of immediately available funds to an account that the Company designates in writing at least two Business Days before the Closing Date.
     2.3 Purchase Price Adjustment.
          (a) Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to the Company a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s determination of Net Working Capital. The Company will assist Buyer and its representatives in all reasonable respects in preparing the Statement and will give Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of the Company and its Affiliates for such purpose and the other matters in this Section 2.3. Such 90-day period will be extended, to the extent of any unreasonable delay by the Company in providing such assistance or access. The final determination of Net Working Capital pursuant to this Section 2.3 is “Final Net Working Capital.”
          (b) The Company’s Response to the Statement. The Net Working Capital in the Statement will become final and binding upon the Parties (and become Final Net Working Capital) 30 days after Buyer gives the Statement to the Company, unless the Company gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. The Company may give a Notice of Disagreement only if (1) assuming all of the Company’s assertions therein were sustained, the Purchase Price would be higher than if the Company had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states the Company’s determination of Net Working Capital. The only disagreements that may be stated in a

Notice of Disagreement are those that relate to any claimed inconsistencies between the principles used in preparing the Statement and the principles used in the calculation of Target Net Working Capital as shown in Exhibit 2.3(g) or errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.3, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Net Working Capital as long as such principles are also consistently applied to determine Net Working Capital. If the Company gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(c).
          (c) Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, the Company and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, the Company and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator will be a public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Company or Buyer (or any of either’s Affiliates) within the preceding three years for audit or valuation purposes. If the Parties cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after the Company nominates three, Buyer nominates three, and the Company and Buyer each eliminate one potential Arbitrator from the other’s nominations. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Net Working Capital solely based on submissions made by the Company and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either the Company or Buyer nor less than the lesser value for such item claimed by either of such Parties.
          (d) Allocation of Fees and Expenses. The Company and Buyer will each pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.
          (e) Adjustment to Purchase Price Based on Final Net Working Capital. The Purchase Price will be, and automatically will be adjusted to be, the Initial Purchase Price, (1) increased by the entire amount, if any, by which Final Net Working Capital exceeds Target Net Working Capital, if Final Net Working Capital exceeds 105.0% of Target Net Working Capital or (2) decreased by the entire amount, if any, by which Final Net Working Capital is less than Target Net Working Capital, if Final Net Working Capital is less than 95.0% of Target Net Working Capital. However, if no such adjustment is required pursuant to this Section 2.3(e), then the Purchase Price will equal the Initial Purchase Price.
          (f) Reconciliation Payment. Within five Business Days after Final Net Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):
          (1) if the Initial Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then Buyer will pay to the Company the amount of such difference, without interest; or

          (2) if the Initial Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then the Company will pay to Buyer the amount of such excess, without interest.
          (g) Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $15,000.00. The Parties’ calculation of Target Net Working Capital is attached in Exhibit 2.3(g). Exhibit 2.3(g) shall serve as an example and in no event will any amounts set forth on it be binding in connection with the determination of Final Net Working Capital.
          (h) Net Working Capital Defined. “Net Working Capital” means an amount equal to (x) Acquired Assets that are current assets in the categories set forth on Exhibit 2.3(g) minus (y) Assumed Liabilities that are current liabilities in the categories set forth on Exhibit 2.3(g), in each case determined as of the Effective Time and in accordance with GAAP and the principles used in the calculation of Target Net Working Capital. The Parties agree that services provided to the Company before Closing but that become due and payable after Closing (e.g., telephone, Internet, VAN services, etc.) will be treated as trade accounts payable for purposes of Net Working Capital.
          (i) Allocation of Purchase Price. Each Party will allocate the Purchase Price in accordance with Exhibit 2.3(i) and Applicable Law (including that each Party will cause each of its applicable Affiliates to do so). After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of such allocation, as adjusted to reflect any, if any, adjustments needed to remain consistent with Final Net Working Capital and the resulting adjustment to the Purchase Price, for all Tax purposes. With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code, and (4) not later than 30 days before the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein, deliver to each other Party a true, correct and complete copy of such IRS Forms.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Buyer as follows:
     3.1 Organization and Good Standing. The Company is a duly organized and validly existing limited liability company in good standing under the laws of the jurisdiction in which it was organized, as is listed in Schedule 3.1, and is not qualified to do business as a foreign limited liability company in any other jurisdiction. The Company has established a “representative office” in Ukraine by making the appropriate filings with the Ministry of Economic Development and Trade in Ukraine (the “ME”). Except for filings with the ME necessary for changes related to the name, mailing address and head of the “representative office” (all of which the Company is currently in the process of completing), the “representative office” is duly registered with the ME to conduct its activities in compliance with all applicable Ukraine laws. The Company has full limited liability company power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted. The Company does not hold any equity interest, directly or indirectly, of any other Person. The Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents of the Company and its predecessors. Schedule 3.1 lists the officers, members and managers (as applicable) of the Company. The Company has delivered to Buyer a true, correct and complete copy of the Company’s minute books (which contain the records of meetings of the members and board of governors (and any committees of any such board) of the Company (as applicable)) and the Company’s ownership records. Such minute books record therein all actions taken by such members, boards and committees, as such, that have been documented. The Company is not in default under or in violation of any provision of any of its Organizational Documents.
     3.2 Capitalization. Schedule 3.2 lists (a) all equityholders of the Company and all equity interests of the Company held by each of them and (b) the equity interests held by the Company, directly or indirectly, in any other Person, if any. Other than rights of Buyer created hereunder, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company, except as listed in Schedule 3.2; or (3) voting trust, proxy or other Contract with respect to any equity interest of the Company.
     3.3 Authority and Authorization; Conflicts; Consents.
          (a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of the Company or any of its Affiliates have been duly authorized and approved by all necessary corporate or limited liability company (as applicable) action with respect to the Company and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document of the Company or any of its Affiliates at Closing will be, the legal, valid and binding obligation of the Company and each such applicable Affiliate, enforceable against the Company and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. The Company and each such applicable Affiliate has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by the Company or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by the Company and each such applicable Affiliate.
          (b) Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by the Company of this Agreement or by the Company or any Affiliate of the Company of any Ancillary Document nor consummation by the Company or any Affiliate of the Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Company, its predecessors or any of their Affiliates; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to any Acquired Asset, Assumed Liability or the Business or result in the creation of any Encumbrance under, any Contract to which the Company is a party or by which any asset of the Company is bound; or (4) give rise to any limitation, restriction or adverse effect on Buyer’s ability to conduct its business (including the Business) after Closing (including the revocation or other termination of any Permit).
          (c) Consents. Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with the Company’s or any of any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of the Company or any of its Affiliates or the Company’s or any such Affiliate’s consummation of the transactions contemplated herein or therein. “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c).

     3.4 Financial Statements and Undisclosed Liabilities.
          (a) Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:
          (1) the (A) audited balance sheet of the Company as of each of December 31, 2009 and December 31, 2010 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) audited income statement of the Company for the fiscal year ended on the Annual Balance Sheet Date; and (C) notes to the foregoing and the reports thereon of the Company’s independent auditors (collectively, the “Annual Financial Statements”);
          (2) the unaudited (A) balance sheet of the Company as of March 31, 2011 (such date is the “First Quarter Balance Sheet Date”); and (B) income statement of the Company for the three-month period ended on the First Quarter Balance Sheet Date (collectively, the “First Quarter Financial Statements”); and
          (3) the unaudited (A) balance sheet of the Company as of April 30, 2011 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of the Company for the four-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements and the First Quarter Financial Statements, the “Financial Statements”).
          (b) Annual and First Quarter Financial Statements and Records. The Annual Financial Statements and First Quarter Financial Statements (1) were prepared in accordance with GAAP, (2) were prepared in accordance with, and are consistent with, the books and records of the Company and its predecessors and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Company and its predecessors at their respective dates and the results of operations of the Company and its predecessor for the respective periods covered thereby. The financial records of the Company and its predecessors, all of which the Company has made available to Buyer, are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
          (c) Interim Financial Statements. The Interim Financial Statements (1) were prepared in accordance with sound business practices, (2) were prepared in accordance with, and are consistent with, the books and records of the Company and its predecessors and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Company and its predecessors at their respective dates and the results of operations of the Company and its predecessors for the respective periods covered thereby.
          (d) Undisclosed Liabilities. The Company has no Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future Proceeding against the Company giving rise to any Liability), except for any Liability (1) set forth on the face of the Annual Balance Sheet or the Interim Balance Sheet, (2) listed in Schedule 3.4(d), (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law) or (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.
     3.5 Taxes. The Company and its predecessors have filed or caused to be filed on a timely basis all Tax Returns that are due or that were required to be filed by, on behalf of or with respect to the

Company, its predecessors or any Affiliated Group of which the Company or its predecessors is or was a member, in each case pursuant to Applicable Law. The Company or one of its Affiliates has properly paid all Taxes owed by or with respect to the Company, its predecessors or any Affiliated Group of which the Company or any of its predecessors is or was a member that have become due, and made full provision for the payment of all Taxes of the Company, its predecessors or any Affiliated Group of which the Company or any of its predecessors is or was a member that will become due, with respect to all Tax periods that include any period of time on or before the Closing Date or pursuant to any assessment received by the Company, its predecessors or any Affiliated Group of which the Company or any of its predecessors is or was a member, except for any employment-related Taxes that are or are required to be accrued on the Records of the Company but are not yet due. All other Taxes that the Company or any of its predecessors is or was required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected by the Company and, to the extent required, have been paid to the proper Governmental Authority. No claim has ever been made, and to the Company’s Knowledge no claim is expected to be made, by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its predecessors is or may be subject to Taxation by such jurisdiction. There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and there is no reasonable basis for any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance. The Company is not a “foreign person” within the meaning of section 1445 of the Code. The Company’s “representative office” in Ukraine notified the tax authorities in Ukraine and obtained a renewed certificate of registration as a tax payer when Yury Zhidun was appointed head of such “representative office” in 2008.
     3.6 Litigation and Orders. (a) There is no Proceeding pending or, to the Company’s Knowledge, Threatened against the Company or to which the Company is a party or that is reasonably expected to adversely affect any Acquired Asset, Assumed Liability or the Business and (b) the Company is not subject to any Order. No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Business or will materially and adversely affect the Company’s ability to consummate the transactions contemplated herein. The Company is not in default or other violation with respect to any Order. To the Company’s Knowledge, there is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against the Company.
     3.7 Compliance with Law. At all times since January 1, 2007, the Company and its predecessors have been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Company or its predecessors to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety). No notice has been received by the Company or its predecessors since January 1, 2007 from any Governmental Authority alleging that the Company or any of its predecessors is not or was not in compliance in any material respect with any Applicable Law. The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to own, operate and use its assets and conduct its business. The Company has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Schedule 3.7.
     3.8 Contracts.
          (a) Exhibit 1.1(a)(4), 1.1(a)(5) and 1.1(b)(3), taken together, is a true, correct and complete list of the following Contracts to which the Company is a party or by which any of its assets is bound (each Contract so listed or required to be so listed being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Exhibits contains an accurate description thereof, and each Major Contract is listed under a heading in such Exhibit that corresponds with the applicable clause among the following to which such Major Contract relates:

          (1) each Contract regarding any employment, severance or change-of-control;
          (2) each covenant not to compete that restricts in any respect the operation of the business of the Company or that provides any benefit to the Company;
          (3) each operating lease (as lessor or lessee) of tangible personal property;
          (4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software or any non-exclusive license for software offered by the Company which was entered into in the Ordinary Course of Business of the Company);
          (5) each Contract regarding any management, personal service or consulting or other similar type of Contract for services to the Company (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services rendered before the termination thereof);
          (6) each Contract for the purchase by the Company of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $10,000.00 per Contract);
          (7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Company or any sale-leaseback arrangement pertaining to any real property or to equipment;
          (8) each Contract under which the Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;
          (9) each Contract under which the Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;
          (10) each outstanding power of attorney with respect to the Company;
          (11) each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;
          (12) each Contract requiring the Company to reimburse any maker of a letter of credit or banker’s acceptance;
          (13) each partnership, joint venture or similar Contract;
          (14) each Contract with any Affiliate of (A) the Company or (B) any officer, director, governor or manager of (or any person holding a similar position with) the Company;
          (15) each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Company;

          (16) each Contract for any advertising or promotional service or website design or hosting;
          (17) each Contract containing any form of most-favored provision in favor of any supplier or customer of the Company;
          (18) each Contract for the sale of any product or service offered by the Company that calls for performance over a period of more than six months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company except Liability with respect to products or services ordered before the termination thereof) and each Contract for the sale of any product or service offered by the Company that deviates in any material respect from the sample Web EDI customer agreement and the sample Enterprise customer agreement attached to Schedule 3.8(a)(18); a copy of each such material deviation is attached to Schedule 3.8(a)(18); and
          (19) each other Contract not entered into in the Ordinary Course of Business of the Company.
          (b) The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Exhibit 1.1(a)(4), 1.1(a)(5) or 1.1(b)(3)). With respect to each Assumed Contract, (1) such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to the Company’s Knowledge, against each other party thereto, (2) the Company is not and, to the Company’s Knowledge, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder, (4) the Company has not waived any material right under such Assumed Contract, (5) no party to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so, (6) the Company has not received any prepayment under such Assumed Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be in Final Net Working Capital) and (7) if the parties to such Assumed Contract are performing under terms that have expired by the express terms of such Assumed Contract, then Schedule 3.8(a) identifies such expiration and describes the material terms under which such parties continue to perform.
     3.9 Certain Assets. The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each asset that is personal property used by it, located on any of its premises, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of its business as conducted, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or any asset used pursuant to a relationship with a supplier or vendor of the Company and listed in Schedule 3.9. Exhibit 1.1(a)(6) lists all motor vehicles related to the Business. Each such asset that is personal property is free from patent defects and, to the Company’s Knowledge, latent defects, has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used. The Company has exclusive possession and control of each such asset that is personal property at each Assumed Facility.

     3.10 Certain Accounts. Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest.
     3.11 Real Property.
          (a) Schedule 3.11(a) lists all real property and all interests in real property, in each case that is leased or occupied by the Company or that the Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Company does not own, and has not ever owned, any real property.
          (b) All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is no pending or, to the Company’s Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. No Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.
          (c) The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. The Company is not in default or otherwise in breach under any Real Property Lease and, to the Company’s Knowledge, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. The Company has provided to Buyer a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. All rent and other sums and charges payable by the Company as tenant thereunder are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any Permitted Encumbrance. The Company has not received written or, to the Company’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the Company.
          (d) (1) Neither the Company nor any of its predecessors has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the Company’s position under any Real Property Lease; (2) neither the Company nor any of its predecessors has contested, and the Company is not currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease; (3) there is no purchase option, right of first refusal, first option or other right held by the Company with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease; and (4) neither the Company nor any of its predecessors has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

     3.12 Environmental Matters.
          (a) The Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which the Company has Knowledge relating to the status of any of the Leased Real Property or otherwise relating to the business of the Company with respect to any Environmental Law.
          (b) The Company and its predecessors have never been required to obtain any Permits under any Environmental Law. The Company and its predecessors are and always have been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Company and its predecessors pursuant to any Environmental Law. To the Company’s Knowledge, no incident, condition, change, effect or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.
          (c) There is no Environmental Claim pending or, to the Company’s Knowledge, Threatened against the Company or against any Person whose Liability for such Environmental Claim the Company or its predecessors has or retained or assumed by Contract or under any Applicable Law. To the Company’s Knowledge, no incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose Liability for such Environmental Claim the Company or its predecessors has or retained or assumed by Contract or under any Applicable Law.
          (d) To the Company’s Knowledge, there is no (1) underground storage tank located on any Leased Real Property, (2) well located on any of the Leased Real Property (regardless of whether such well is in use) or (3) asbestos contained in or forming part of any building, building component, structure or office space on any of the Leased Real Property that is in a damaged condition such that it is not in material compliance with all Environmental Laws.
          (e) To the Company’s Knowledge, neither the Company nor any of its predecessors has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any material Liability under any Environmental Law for Buyer.
     3.13 Intellectual Property.
          (a) Schedule 3.13(a) lists all Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.
          (b) The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to an Assumed Contract listed in Exhibit 1.1(a)(4)), the Intellectual Property used by the Company in the operation of its business.
          (c) Except as listed in Schedule 3.13(c):
          (1) (A) neither the Company nor any of its predecessors has received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company or any of its predecessors is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Company’s Knowledge, no such Proceeding is Threatened;
          (2) neither the Company nor any of its predecessors has received any written or oral charge, complaint, claim, demand or notice since January 1, 2007, alleging that any use, sale or offer to sell any good or service of the Company or any of its predecessors interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company or any of its predecessors must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and
          (3) to the Company’s Knowledge, the Company is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to the Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.
          (d) Each former and current employee of the Company and its predecessors is a party to a written Contract with the Company or one of its predecessors that assigns to the Company all rights to all inventions, improvements, discoveries and information relating to the Company, and the Company has provided a true, correct and complete copy of each such Contract, or a form thereof, to Buyer. To the Company’s Knowledge, no former or current employee of the Company or any of its predecessors is bound by any Contract (other than with the Company or one of its predecessors) that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person other than the Company.
          (e) With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.
          (f) With respect to each trade secret of the Company (including each item of Intellectual Property that the Company regards as a trade secret): (1) the documentation relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (2) the Company and its predecessors have taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to the Company’s Knowledge, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than the Company or one of its predecessors) or to the detriment of the Company.
     3.14 Insurance.
          (a) Schedule 3.14(a) lists the following information with respect to each insurance policy to which the Company is a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements. There are no self-insurance arrangements affecting the Company and all obligations of the

Company to any other Person with respect to insurance (including such obligations under leases and service agreements).
          (b) With respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); (2) such Insurance Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated herein (except to the extent enforceability may be limited by any Enforcement Limitation); (3) neither the Company nor, to the Company’s Knowledge, any other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Company and its predecessors have been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during such period. The Insurance Policies are sufficient for material compliance with all Applicable Laws and all Major Contracts. All premiums invoiced to the Company with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid.
     3.15 Absence of Certain Events. Since the Annual Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Business and (B) the Company has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 3.15, since the Annual Balance Sheet Date, the Company did not do any of the following:
          (a) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;
          (b) (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate)), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000.00 (individually or in the aggregate)), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

          (c) granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract listed in Exhibit 1.1(a)(4), 1.1(a)(5) or 1.1(b)(3) or (2) any Permitted Encumbrance;
          (d) (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;
          (e) (1) incurred any indebtedness for borrowed money that will not be satisfied at Closing, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;
          (f) (1) except in its Ordinary Course of Business, entered into any material Contract, or amended or terminated in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waived, released or assigned any material right or claim under any such material Contract;
          (g) (1) failed to prepare and timely file all Tax Returns with respect to the Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to the Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes or (4) settled or compromised any material Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or took any other similar action relating to any Tax;
          (h) (1) adopted or changed any material accounting method or principle used by the Company, except as required under GAAP or the Code or (2) changed any annual accounting period;
          (i) failed to (1) keep intact the then-existing business organization of the Company, (2) keep available to the Company the then-existing officer and management-level employees of the Company or (3) preserve, and prevent any degradation in, the Company’s relationship with any of its suppliers, customers or others having material business relations with the Company;
          (j) (1) adopted, entered into, amended or terminated any severance, termination, pension, retirement, deferred compensation, trust, or fund for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) entered into or amended any collective bargaining agreement or (4) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;
          (k) amended or changed, or authorized any amendment or change to, any of its Organizational Documents;
          (l) except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or
          (m) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

     3.16 Employee Benefits.
          (a) Schedule 3.16 lists each Employee Plan. The Company has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent IRS determination letter, where applicable. In any case where an Employee Plan does not have written plan documents, the Company has delivered to Buyer a summary of all the material terms of the Employee Plan.
          (b) Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law. None of the Company, its predecessors or any current or former ERISA Affiliate has, at any time since January 1, 2000, maintained or made any contributions to (or had any obligation to make contributions to) (i) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA or Section 412 of the Code or (ii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). The Company and its predecessors have satisfied all obligations applicable to the Company, its predecessors or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any employee or former employee of the Company or its predecessors (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred on or before the Closing Date. Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status, and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.
     3.17 Employees and Labor Relations.
          (a) With respect to the Company and its predecessors: (1) there is no collective bargaining agreement or relationship with any labor organization; (2) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (3) no union organizing or decertification effort exists or has occurred since January 1, 2007 or is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (4) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2007 or, to the Company’s Knowledge, is Threatened; (5) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the Company (other than as is accrued in the Interim Balance Sheet); (6) there is no employment-related Proceeding pending or Threatened regarding an alleged violation or breach by the Company or its predecessors (or any of their managers, officers, governors or directors) of any Applicable Law or Contract; and (7) no employee or agent of the Company or its predecessors has committed any act or omission giving rise to any material Liability for any violation or breach by the Company or its predecessors (or any of their managers, officers, governors or directors) of any Applicable Law or Contract.
          (b) Schedule 3.17(b) lists, as of the date stated in such Schedule, the name, position, compensation (including any awards under any bonus, incentive, performance or other compensation Plan and any fringe benefit or other benefit) and, for calendar year 2010, total compensation for each employee of the Company. No such employee has communicated to the Company any intention to terminate such employee’s employment with the Company, except as noted on Schedule 3.17(b).

          (c) With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied. The Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.
          (d) The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law. Neither the Company nor any of its predecessors has received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. For each employee of the Company whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration (SSA), such employee or the Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).
     3.18 Certain Business Relationships. Except as listed in Schedule 3.18, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) has (a) been involved in any business arrangement or relationship (including as a party to a Contract) with the Company or its predecessors at any time since January 1, 2007, (b) owns, licenses or leases any material asset used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with the Company: (1) any Affiliate of the Company or any member of the Company or any member or stockholder of any of the Company’s Affiliates; (2) any governor, director, manager or officer of the Company or of any Affiliate of the Company or of any member of the Company or of any member or stockholder of any of the Company’s Affiliates; or (3) any immediate family member of any member of the Company or of any such governor, director, manager or officer.
     3.19 Brokers. Except for fees and expenses of Lakestone Consulting, Inc., neither the Company nor its predecessors has any obligation or other Liability to any broker, finder or similar intermediary that would cause Buyer to become liable for payment of any fee or expense with respect thereto.
     3.20 Accounts Receivable. All Accounts Receivable of the Company that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Assumed Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Schedule 3.20 lists such Accounts Receivable as of the Interim Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Interim Balance Sheet Date. Unless paid before Closing, such Accounts Receivable are and will be as of Closing current and fully collectible within 75 days after Closing assuming the use of commercially reasonable collection practices consistent with the Company’s Ordinary Course of Business, net of a reserve of 5.0%.
     3.21 Powers of Attorney. Except as listed in Schedule 3.21, there is no outstanding power of attorney with respect to the Company or any of its predecessors.
     3.22 Service Warranties. Each service preformed by the Company or any of its predecessors is and was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties. The Company has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the Interim Balance Sheet. Schedule 3.22 contains copies of the standard terms and conditions for services of the Company (including applicable guarantee, warranty and indemnity provisions). No service performed by the Company or any of its predecessors is subject to any guarantee, warranty or other indemnity except as such guarantee, warranty or other indemnity has been set forth in writing, and a copy of which has been attached to Schedule 3.22.
     3.23 Suppliers and Customers.
          (a) Largest Suppliers and Customers. Schedule 3.23(a) lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company and its predecessors and the 15 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company and its predecessors, in each case for the 12-month period ended on March 31, 2011. Neither the Company nor any of its predecessors has received any communication indicating that, and, to the Company’s Knowledge, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company.
          (b) Trade Allowances and Other Discounts. Schedule 3.23(b) lists each trade allowance, trade in, billback, rebate, discount or similar program of or for the Company for the benefit of or with any supplier or customer of the Company, regardless of whether there exists any Liability to make or receive any payment thereunder.
          (c) List of Customers. Schedule 3.23(c) lists any customer of products and services of the Company during the six months prior to the Effective Time and listed beside each customer is the mailing address, telephone number, email address, and contact name for such customer.
          (d) Ukrainian Customers. Since April 30, 2008, none of the Company, its predecessors or its “representative office” in Ukraine has received, directly or indirectly, any proceeds from any Ukrainian customer. None of the Company, its predecessors or its “representative office” in Ukraine has entered into any Contract with any Ukrainian customer granting the Company or its “representative office” in Ukraine any right to receive any proceeds in the future.
     3.24 Imports and Exports. Each United States and other Customs Duty with respect to the Company and each of its predecessors has been paid. With respect to the imports into and exports from the United States of the Company or any of its predecessors (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. Neither the Company nor any of its predecessors is the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. The Company and its predecessors has maintained at least five years’ worth of import records as required by sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to the Company or its predecessors). “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.
     3.25 Absence of Certain Business Practices. None of the Company, its predecessors or any Person acting (or to the Company’s Knowledge purportedly acting) for the benefit of the Company or any of its predecessors has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject the Company or any other

Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Company, Buyer or the Business or subject the Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of the Company and its predecessors have been fairly, accurately and completely recorded in its books and records. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.
     3.26 Indebtedness. The Company has no Indebtedness outstanding on the date hereof and except for Indebtedness to be paid off pursuant to the Lakeside Payoff Letter, the Company will not have any Indebtedness outstanding on the Closing Date. For the avoidance of doubt, the Company has no Indebtedness outstanding on the date hereof with Guaranty Bank or BBVA Compass under that certain Business Credit Agreement between the Company and Guaranty Bank (predecessor-in-interest to BBVA Compass), dated February 14, 2008, or otherwise.
     3.27 Computer Systems.
          (a) Platform Description and Documentation. Schedule 3.27(a) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Company. The documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) has resided in the United States or Ukraine at all times, (ii) has not been developed or modified by any Person outside the United States or Ukraine, and (iii) are complete in all material respects and sufficient to permit the Company to support and maintain the products and services of its business as now conducted. Each Computer System used by the Company substantially conforms to the Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Company or its predecessors (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Company (or that was used by or relied on by the Company’s predecessors) in the conduct of its business.
          (b) Protection. The Company has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems.
          (c) Reliability. No Computer System has experienced any material bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Computer System.

     3.28 Data and Privacy. The Company has no privacy policy that has been used by or on behalf of the Company regarding the collection or use of information about any other Person. Subject to the foregoing sentence, the Company and its predecessors have complied with all Applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (including SPAM). The Company has the right (and upon consummation of the transactions contemplated herein Buyer will have the right) to use all of the information in each of its databases.
     3.29 Full Disclosure. To the Company’s Knowledge, the representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 3 not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Company as follows:
     4.1 Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of Delaware. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
     4.2 Authority and Authorization; Conflicts; Consents.
          (a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or any Affiliate of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company and its applicable Affiliates of this Agreement and each Ancillary Document of the Company or any of its Affiliates, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.
          (b) Conflicts. Neither the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
          (c) Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or of any of its Affiliates or Buyer’s or any of its Affiliates’ consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
     4.3 Brokers. Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company to become liable for payment of any fee or expense with respect thereto.
     4.4 Availability of Funds; Solvency. Buyer will have available cash at Closing that is sufficient to enable Buyer to consummate the transactions contemplated herein. Buyer’s obligations hereunder are not contingent upon procuring any financing. After giving effect to the transactions contemplated herein, Buyer will be solvent immediately after the transactions contemplated herein.
ARTICLE 5
CERTAIN COVENANTS
     5.1 Pre-Closing Conduct of Ukrainian Business.
          (a) Certain Required Actions. Except as expressly contemplated herein or as otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof through the Ukrainian Transfer, the Company will hold the Ukrainian Assets in its Ordinary Course of Business and not do any of the following with respect to the Ukrainian Assets:
          (1) (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (C) purchase, redeem or otherwise acquire any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;
          (2) (A) make any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (B) fail to preserve and maintain all of the Leased Real Property in the Ukraine in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted, (C) erect any new improvement on any of the Leased Real Property in the Ukraine, (D) make any capital expenditure or purchase or otherwise acquire any material asset, license any intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software), lease any real property from any other Person or lease any tangible personal property from any other Person, (E) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (F) disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure Contract) or (G) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

          (3) grant or have come into existence any Encumbrance on any material asset, other than any Permitted Encumbrance;
          (4) (A) become a guarantor with respect to any obligation of any other Person, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money or (C) agree to maintain the financial condition of any other Person;
          (5) (A) incur any indebtedness for borrowed money, (B) make any loan, advance or capital contribution to, or investment in, any other Person or (C) make or pledge to make any charitable or other capital contribution;
          (6) (A) except in its Ordinary Course of Business, enter into any material Contract, or amend or terminate in any respect that is material and adverse to the Company any material Contract to which the Company is a party, or (B) waive, release or assign any material right or claim under any such material Contract;
          (7) (A) fail to prepare and timely file all Tax Returns with respect to the Company required to be filed before the Second Closing or timely withhold and remit any employment Taxes with respect to the Company, (B) file any amended Tax Return, (C) make or change any election with respect to Taxes or (D) settle or compromise any material Tax Liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax;
          (8) (A) adopt, enter into, amend or terminate any severance, termination, pension, retirement, deferred compensation, trust, fund for the benefit or welfare of any individual, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation or fringe benefit of any director, officer or management-level employee or pay any benefit to any director, officer or management-level employee, other than pursuant to an existing Plan that is, in each case, in an amount consistent with past practice, (D) grant any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (E) enter into or amend any collective bargaining agreement or (F) except as required by Applicable Law or Contract that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;
          (9) amend or change, or authorize any amendment or change to, any of its Organizational Documents;
          (10) except in its Ordinary Course of Business, waive, release, grant, assign, transfer, license or permit to lapse any right of material value; or
          (11) enter into any Contract, or agree or commit (binding or otherwise), to do any of the foregoing.
     5.2 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article 6 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in commercially reasonable respects in connection with the foregoing.

     5.3 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose (including that the Company will, upon Buyer’s request, take all actions necessary to transfer the registration and control of all domain names to Buyer, including the transfer of all passwords and other means of access). The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.
     5.4 Confidentiality and Publicity.
          (a) Confidentiality Agreement. Subject to the other terms of this Section 5.4, the Confidentiality Agreement between Buyer and the Company, dated January 27, 2011 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then primarily relating to the Business.
          (b) Confidentiality. At all times after Closing, HTL, Tenet, the Company, Michael Davidovich and Steve Slavutskiy will, and HTL, Tenet, the Company, Michael Davidovich and Steve Slavutskiy will cause its and his Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information of the Business, except to the extent such information becomes available to HTL, Tenet, the Company, Michael Davidovich, Steve Slavutskiy or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper.
          (c) Publicity. Except as stated in this Section 5.4(c), HTL, Tenet, the Company, Michael Davidovich and Steve Slavutskiy will not, and HTL, Tenet, the Company, Michael Davidovich and Steve Slavutskiy will cause each of its and his Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer. Each Party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.
          (d) Transaction Confidentiality Agreements. After the Closing Date, to the extent reasonably requested by Buyer, the Company will use commercially reasonable efforts to enforce the terms of each Transaction Confidentiality Agreement for Buyer’s benefit; provided that, within three Business Days after the Company informs Buyer thereof, Buyer will reimburse the Company for all reasonable costs (including reasonable attorneys’ fees and expenses) of the Company or any of its Affiliates arising out of, relating to or resulting from such enforcement. “Transaction Confidentiality Agreement” means a confidentiality agreement that the Company entered into after January 1, 2010 with any prospective purchaser (other than Buyer) of the Company or the Business.
     5.5 Employee Matters.
          (a) Liabilities. Each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) Buyer will not assume and will not otherwise have transferred to it any Liability of the Company, its predecessors or any of the Company’s Affiliates with respect to any employee or former employee of the Company, its predecessors or any such Affiliate (or with regard to any dependent or family member, or former dependent or family member, of such an employee or former employee), including any Liability with respect to any compensation, workers’ compensation, sick leave, vacation, other time off or other Employee Plan or under or regarding COBRA and (2) this

Agreement does not create any right of employment in any individual. Without implying any limitation on the Company’s Liabilities, the Company will satisfy when due (A) all Liabilities described in the preceding clause (a)(1) of this Section, and (B) with respect to Liabilities under or regarding COBRA, all Liabilities to and with respect to each individual described in such clause (a)(1) who is an “M&A qualified beneficiary” with respect to the transactions contemplated herein (within the meaning of Treasury Regulation section 54.4980B-9, Q&A-4), specifically by maintaining a group health plan that will offer COBRA continuation coverage to such individuals for the maximum coverage period required under COBRA, in each case regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates.
          (b) Insurance. If Buyer requests, then the Company will cooperate with Buyer, at Buyer’s expense, by taking any action reasonably requested by Buyer (whether before, at or after Closing) with respect to any health, dental, group life, short term disability, long term disability or workers compensation insurance coverage with respect to any employee or former employee of the Company or its predecessors, including transferring applicable group insurance policies or rights thereunder to Buyer (if permitted by the insurer and requested by Buyer), to assist Buyer in providing replacement employee benefit plan coverage or continuity for employees.
          (c) Hiring of Employees. In connection with and after Closing, the Company will permit and facilitate reasonable access to all of the Company’s employees, other than Excluded Employees, for Buyer to have the right to take any of the actions described in this Section (including continuation of the foregoing actions). On and after the Closing Date, the Company will cooperate with Buyer with respect to each employee of the Company that Buyer wishes to hire (other than any Excluded Employee), including by promptly terminating such employee’s employment with the Company (in connection with Closing or thereafter) and not rehiring such employee or using the services of such employee in a manner similar to employment. Nothing in this Agreement, or in the Company’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period. “Excluded Employee” means each individual listed in Exhibit 5.5(c).
          (d) Sales Commissions. Without implying any limitation on the Company’s Liabilities, the Company will satisfy in full all Liabilities of the Company and its predecessors regarding sales commissions and similar payments to each employee, sales representative and similar Person that was employed or otherwise engaged at any time on or before the Closing Date by the Company or any of its predecessors (regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates). The Company will determine and pay such amounts owed in a manner and at a time that causes each recipient and proposed recipient to be paid in full such that such recipients and proposed recipients are not disadvantaged (including that they are not paid less or later in time) as a direct or indirect result of the transactions contemplated in this Agreement (including that: such payments will be made in full, even if payments are made by the applicable third party after Closing and even though such recipients and proposed recipients may cease to be so employed or otherwise engaged at or after Closing; and it will be assumed (for purposes of this Section) that the purchase of the Accounts Receivable hereunder is payment by the applicable third party of all of the related obligations). The Company will not, and will not make any effort to, directly or indirectly, by Proceeding or otherwise, collect or recover any overpayment of draws of sales commissions, or any other overpayment by the Company or its predecessors to any Person who is a current or former employee, sales representative or similar Person of the Company or its predecessors.

          (e) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 8.4 or the foregoing terms of this Section 5.5, (1) no Employee Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Company, is a third party beneficiary of any term of this Section 5.5.
     5.6 Satisfaction of Unassumed Liabilities. After Closing, at the Company’s expense, the Company will satisfy all Liabilities of the Company and its predecessors (that are not Assumed Liabilities) in a manner that is not detrimental to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).
     5.7 Certain Tax and Unclaimed Property Matters.
          (a) General Requirements. The Company will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Company or the Company’s operation of the Business. Buyer will file and pay when due, or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or Buyer’s operation of the Business.
          (b) Transfer Taxes. Notwithstanding Section 5.7(a), the Company will file and pay when due or cause to be so filed and paid all Tax Returns regarding Transfer Taxes and all Transfer Taxes, regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law. Each Party will cooperate in commercially reasonable respects in executing and delivering certificates that accurately set forth relevant facts to entitle any Party to exemptions from the payment of Transfer Taxes (if applicable).
          (c) Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in commercially reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.
     5.8 Covenant Not to Compete and Related Covenants.
          (a) To further ensure that Buyer receives the expected benefits of acquiring the Business, each of the Company, HTL, Tenet, Michael Davidovich and Steve Slavutskiy (the “Non-Compete Parties”) agrees that (subject to the other terms of this Section 5.8), throughout the period that begins at the Effective Time and ends on the third anniversary of the Closing Date (the “Non-Compete Period”), the Non-Compete Parties will not, and the Non-Compete Parties will cause each Affiliate of each of the Non-Compete Parties not to, directly or indirectly,
          (1) own, operate, be a partner, stockholder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that sells, markets or provides electronic data interchange to third parties anywhere in the world, except that nothing herein prohibits any of the Non-Compete Parties or any Affiliate of any of the Non-Compete Parties from owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market;
          (2) employ or attempt to employ any individual (provided that each of Michael Davidovich and Steve Slavutskiy may employ himself or the other, including through the Company, HTL or Tenet or any other entity owned by him or the other, as applicable; provided further, however, that neither Michael Davidovich nor Steve Slavutskiy may employ the other (other than through the Company), including through HTL or Tenet or any other entity owned by him or the other, as applicable, throughout the period that begins on the Effective Time and ends eighteen months after the Closing Date) who is now or later becomes a director, officer or employee of Buyer or of any Affiliate of Buyer or otherwise interfere with or disrupt any such employment relationship (contractual or other) of Buyer or of any Affiliate of Buyer (provided, someone who first serves as a director, officer or employee of a Non-Compete Party and who later becomes a director, officer or employee of Buyer will not constitute a breach of this covenant);
          (3) (A) solicit, request, advise or induce any then-current or potential customer, supplier or other business contact of Buyer or of any Affiliate of Buyer to cancel, curtail or otherwise adversely change its business or relationship with Buyer or of any Affiliate of Buyer or (B) fail to refer all material customer inquiries relating to the Business to Buyer; or
          (4) criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer or any Affiliate of Buyer or any aspect of Buyer’s or any of Buyer’s Affiliate’s management, policies, operations, products, services, practices or personnel.
          (b) Each of the Non-Compete Parties specifically acknowledges and agrees that (1) this Section 5.8 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.8 and (3) breach of this Section 5.8 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by any of the Non-Compete Parties of this Section 5.8, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining any of the Non-Compete Parties (as applicable) from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for any of the Non-Compete Parties (as applicable), the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.
     5.9 Intercompany Accounts. The Company will cause all intercompany accounts in effect immediately before the Effective Time between the Company, on the one hand, and any member of the Company or any of such member’s Affiliates, on the other hand, in each case that after the Effective Time will relate to any Acquired Asset, Assumed Liability or the Business, to be paid in full at or before Closing.
     5.10 Name Change. Within 30 Business Days after the Ukrainian Transfer, the Company will and will cause each of its Affiliates to (a) amend its applicable Organizational Documents, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include any Restricted Word and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred. “Restricted Word” means any of the following: (1) the word “Direct” or the word “EDI”; (2) any word that is a variation of any of such words or any word that is confusingly similar to any of such words; or (3) any word that could reasonably be expected to imply any affiliation with Buyer or any Affiliate of Buyer. Within 30 Business Days after the Ukrainian Transfer and at all times thereafter, the Company will and will cause each of its Affiliates to not use a name that includes any Restricted Word, including on letterhead or other correspondence, employee business cards, accounts or signage.
     5.11 Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.
     5.12 Maintenance of Existence. The Company will preserve and maintain its corporate existence in good standing under Applicable Law of the State of California for a period of at fourteen months after the Closing Date.
     5.13 Collection of Acquired Receivables. The Company and its predecessors hereby grant to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Company any checks, drafts or similar instruments received with respect to any of the foregoing.
     5.14 Bulk Sales Laws. Without implying any limitation on any Party’s other obligations hereunder, including Section 5.3 and 7.1(f), each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.
     5.15 SEC and National Securities Exchange Requirements. The Company permits Buyer to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with Buyer’s filing obligations with the Securities and Exchange Commission, including the filing of a copy of this Agreement and the Company’s financial statements.
     5.16 Ukrainian Transfer.
          (a) Upon the earlier to occur of (1) ten (10) Business Days after receiving written notice from Buyer, (2) December 31, 2011, (3) termination of the TSA or (4) ten (10) Business Days after establishment by SPS International of a “representative office” in Ukraine, the Company will convey, transfer and assign to SPS International and SPS International will receive from the Company, all of the Acquired Assets located in Kharkiv, Ukraine (the “Ukrainian Assets”), all of which are listed on Exhibit 5.16(a) attached hereto, and SPS International will assume and agree to pay, perform and satisfy when due all of the Assumed Liabilities relating to the Ukrainian Assets (the “Ukrainian Assumed Liabilities”). The consummation of the foregoing transactions will be referred to as the “Ukrainian Transfer.” Buyer and SPS International will use their commercially reasonable efforts to promptly establish a “representative office” in Ukraine and complete the Ukrainian Transfer.
          (b) In connection with the Ukrainian Transfer, the Company will deliver to SPS International and Buyer will cause SPS International to deliver to the Company, as applicable, the following:
          (1) a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.16(b)(1), dated the date of the Ukrainian Transfer (the “Ukrainian Bill of Sale”);
          (2) to the extent that the Parties are able to obtain them through commercially reasonable efforts, employment or contractor agreements between SPS International and each of individuals listed on Exhibit 5.16(b)(2), each dated on or before the date of the Ukrainian Transfer and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

          (3) an assignment regarding Lease Agreement No. 2 and Lease Agreement No. 08/11, each dated on or before the date of the Ukrainian Transfer and in a form reasonably satisfactory to Buyer (subject to the provisions of Exhibit 1.1(a)(5));
          (4) all other documents as Buyer may reasonably request to facilitate the consummation of the Ukrainian Transfer; and
          (5) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company, Buyer or SPS International in connection with the Ukrainian Transfer.
     5.17 Auditor Written Consent. The Parties agree to use commercially reasonable efforts to obtain written consent to the incorporation by reference of that certain report dated April 20, 2011 in the registration statements of Buyer to be filed with the U.S. Securities and Exchange Commission, dated within five Business Days before such filing and in a form reasonably satisfactory to Buyer, from Sonnenberg & Company, CPAs, a Professional Corporation, the Company’s independent auditor.
ARTICLE 6
CLOSING AND CLOSING DELIVERIES
     6.1 Closing. Closing of the transactions (other than the transfer of the Ukrainian Assets and Ukrainian Assumed Liabilities) contemplated herein (“Closing”) will take place at the offices of Faegre & Benson LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time on the date hereof (the “Closing Date”), but Closing will be deemed effective as of 11:59 p.m. on the day after the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
     6.2 Closing Deliveries by the Company. At Closing, the Company will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:
          (a) a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “U.S. Bill of Sale”), executed by the Company;
          (b) the Escrow Agreement, dated the Closing Date and executed by the Company and U.S. Bank National Association, a national banking association (the “Escrow Agent”);
          (c) a certificate of title for each motor vehicle that is an Acquired Asset, each executed by the Company, causing the conveyance to Buyer of unencumbered title to each such motor vehicle, together with any other document necessary to enable the applicable Governmental Authority to issue a new certificate of title for each such motor vehicle in Buyer’s name;
          (d) a certificate of the managing members of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by the managing members of the Company, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Company, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the members of the Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company and the transactions contemplated herein and therein, in each case as are then in full force and effect;
          (e) to the extent that the Parties are able to obtain them through commercially reasonable efforts, employment agreements between Buyer and each of Michael Davidovich, Steve Slavutskiy and each of the individuals listed in Exhibit 6.2(e), each dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);
          (f) a payoff letter from Lakestone Consulting, Inc. that lists all obligations of the Company to such Person as of the Closing Date and (1) agreeing that payment of such amounts will satisfy all outstanding obligations of the Company, (2) agreeing that all Encumbrances on or with respect to the Acquired Assets will automatically be released upon the satisfaction of the conditions in such letter and (3) if applicable, providing wire transfer instructions (the “Lakestone Payoff Letter”);
          (g) a good standing certificate, dated within five Business Days before Closing, from the Secretary of State of the State of California, stating that the Company is in good standing therein;
          (h) a letter of good standing, dated within five Business Days before Closing, from the Franchise Tax Board of California, stating that the Company has filed all Tax Returns and paid all Taxes required by the State of California;
          (i) the Company will have in its files, at its headquarters offices, a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law. For each employee of the Company whose social security number (or purported social security number) appeared on any “no-match” notification from the Social Security Administration, such employee or the Company will have resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number);
          (j) an assignment regarding that certain Standard Multi-Tenant Office Lease — Gross, dated March 19, 2009, by and between the Direct EDI (n/k/a Direct EDI, LLC) and John and Cassie Harries Family Trust, for lease of non-residential premises at 4669 Murphy Canyon Road, Suite 108, San Diego, California 92123, dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;
          (k) a Transition Services Agreement, dated the Closing Date (the “TSA”), executed by the Company;
          (l) all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and
          (m) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company at Closing.
     6.3 Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Company (or as the Company or this Agreement otherwise directs), the following:
          (a) payment of the Initial Purchase Price, pursuant to Article 2;
          (b) the U.S. Bill of Sale, executed by Buyer;
          (c) the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

          (d) an officer’s certificate of a duly authorized officer of Buyer, in a form approved in advance by the Company (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Buyer, in each case authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;
          (e) the TSA, dated the Closing Date and executed by Buyer;
          (f) all other documents as the Company may reasonably request to facilitate the consummation of the transactions contemplated herein; and
          (g) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.
ARTICLE 7
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES
     7.1 Indemnification by the Company. Subject to the other terms of this Article 7, the Company will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:
          (a) breach of any representation or warranty made by the Company herein or in any Ancillary Document of the Company;
          (b) breach of any covenant or agreement of the Company herein or in any Ancillary Document of the Company;
          (c) conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets before Closing (but excluding any Assumed Liability);
          (d) Liability of the Company or any of its predecessors that is not an Assumed Liability (including any Liability that becomes or purportedly becomes a Liability of Buyer or any of Buyer’s Other Indemnified Persons under (1) any common law doctrine of de facto merger, under any successor liability, under any Applicable Law or under any similar doctrine, legal principle or requirement or (2) the failure of the Company to complete any filing with the ME necessary for changes related to the name, mailing address and head of the Company’s “representative office” in Ukraine);
          (e) Excluded Asset;
          (f) failure of the Company, in connection with the transactions contemplated herein, to comply with any Applicable Law relating to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller of assets in bulk transfer; or
          (g) Proceeding arising out of, relating to or resulting from any of the foregoing.
     7.2 Indemnification by Buyer. Subject to the other terms of this Article 7, Buyer will indemnify, defend and hold harmless the Company and each of the Company’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:
          (a) breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer;

          (b) breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer;
          (c) Acquired Assets;
          (d) Assumed Liabilities; or
          (e)Proceeding arising out of, relating to or resulting from any of the foregoing.
     7.3 Certain Limitations and Other Matters Regarding Claims.
          (a) Deductible on the Company’s Obligations. The Company will have no obligation under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), unless and until the aggregate amount of Losses for which the Company is obligated thereunder exceeds $75,000.00 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7.
          (b) Cap on the Company’s Obligations. The Company’s obligations under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to $1,680,000.00; provided that following the initial release (if any) from the Escrow Account at six months after Closing, pursuant to the Escrow Agreement, such amount shall be reduced to the Escrow Amount remaining after such release (the “Cap”), subject to the other terms of this Article 7.
          (c) Deductible on Buyer’s Obligations. Buyer will not have any obligation under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7.
          (d) Cap on Buyer’s Obligations. Buyer’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7.
          (e) Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section, Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d) will not limit any Liability with respect to any Special Representation, except that the Company’s obligations under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to the Purchase Price, and Buyer’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Purchase Price. “Special Representation” means any representation or warranty (A) in Section 3.1, 3.2, 3.3 (except to the extent that it relates to any customer of the Company or any supplier or vendor of the Company), 3.5, 4.1 or 4.2 or (B) that is fraudulently made.
          (f) Knowledge Not Limiting. No right or obligation under this Article 7 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence or verification by or on behalf of Buyer at or before Closing. All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party.
          (g) Effect of Knowledge. Notwithstanding any other term herein, there will be no right to indemnification hereunder for Buyer regarding any breach of a representation or warranty if the Company proves that (1) Buyer had knowledge of such breach at the time such representation or warranty was made and Buyer concealed it from the Company for the purpose of ensuring that the Company would not provide a disclosure or other exception from such representation or warranty with respect to the information of which Buyer had knowledge and (2) the Company did not have Knowledge of such breach at such time. Except as stated in this Section 7.3(g), Buyer’s consummation of the transactions contemplated herein will not be a waiver of, or otherwise affect, any claim for indemnification, notwithstanding any such knowledge of Buyer. For purposes of this Section 7.3(g), (A) the Company’s Knowledge will include any matter in any item in or referenced in any Schedule or provided or made available by or on behalf of the Company to Buyer in connection with the transactions contemplated herein and (B) Buyer’s knowledge only will be the actual knowledge of Archie C. Black, Ann Ducatelli, James J. Frome, Jim Kieley, Anne Knapp, Kimberly K. Nelson and John M. Strenger.
          (h) No Special Losses. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, WHETHER FOR BREACH OF CONTRACT, IN TORT, NEGLIGENCE, WARRANTY OR STRICT LIABILITY, FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO A BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING WILL NOT APPLY TO ANY BREACH OF SECTION 5.4 OR 5.8 OR LOSSES PAID TO ANY THIRD PARTY FOR ANY THIRD PARTY CLAIM.
     7.4 Certain Survival Periods.
          (a) Survival of Representations and Warranties. Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 12 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.
          (b) Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.
          (c) Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.
     7.5 Notice of Claims and Procedures.
          (a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

          (b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.
          (c) Defense and Participation Regarding Third Party Claims. This Section 7.5(c) relates only to Third Party Claims.
          (1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) it is reasonably likely that such Third Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.
          (2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying Party’s election to conduct the Defense of such Third Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third Party Claim hereunder.
          (3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the

Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third Party Claim without the consent of the Indemnifying Party.
     7.6 Escrow. To secure the indemnification obligations of the Company under this Agreement, the Escrow Amount will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.2(a) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 7.6 (the “Escrow Agreement”). Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement. The Escrow Account will be the sole source of funds for such obligations; provided, however, that following complete exhaustion of the Escrow Account funds pursuant to the processes in the Escrow Agreement, Buyer and each of Buyer’s Other Indemnified Persons may seek payment or performance from either or both of Michael Davidovich and Steve Slavutskiy solely in connection with any of the Special Representations of the Company.
     7.7 Exclusive Remedy. Notwithstanding any other term herein, other than as contemplated herein regarding the Arbitrator under Section 2.3 (which, for the avoidance of doubt does not preclude any remedy under this Article 7 for any breach hereof) and other than in connection with fraud, the sole and exclusive remedies of the Parties arising out of, relating to or resulting from any breach of any representation, warranty, covenant or agreement in this Agreement will be strictly limited to those contained in this Article 7.
ARTICLE 8
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
     8.1 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1)	if to the Company, to:	with a copy to:

	Direct EDI LLC	Pillsbury Winthrop Shaw Pittman LLP
	4669 Murphy Canyon Road #108	12255 El Camino Real, Suite 300
	San Diego, California 92123	San Diego, California 92130
	Attn: Michael Davidovich	Attn: Christian A. Salaman

(2)	if to Buyer, to:	with a copy to:

	SPS Commerce, Inc.	Faegre & Benson LLP
	333 South Seventh Street, Suite 1000	2200 Wells Fargo Center
	Minneapolis, Minnesota 55402	90 South Seventh Street
	Attn: Chief Executive Officer	Minneapolis, Minnesota 55402
Attn: Jonathan R. Zimmerman
Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.
     8.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

     8.3 Interpretation; Construction. In this Agreement:
          (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
          (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);
          (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
          (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
          (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
          (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;
          (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;
          (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;
          (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;
          (j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;
          (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
          (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and
          (m) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

     8.4 Parties in Interest; No Third-Party Beneficiaries. There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.
     8.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.
     8.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
     8.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 8.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.
     8.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
     8.9 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under

Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 5.8), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
     8.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     8.11 Disclosure Schedules. Nothing in any Schedule will be adequate to disclose an exception to a representation or warranty in this Agreement, unless such Schedule identifies the specific representation or warranty to which it applies.
     8.12 Guaranties Regarding Special Representations. Each Party acknowledges that, on the date of this Agreement, each of Michael Davidovich and Steve Slavutskiy, is executing and delivering to Buyer the respective Guaranty that is attached immediately following the signature page hereto.
ARTICLE 9
CERTAIN DEFINITIONS
     “Accounts Receivable” is defined in Section 1.1(a)(3).
     “Acquired Assets” is defined in Section 1.1(a).
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.
     “Agreement” is defined in the first paragraph of this Agreement.
     “Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
     “Annual Balance Sheet” is defined in Section 3.4(a)(1).
     “Annual Balance Sheet Date” is defined in Section 3.4(a)(1).
     “Annual Financial Statements” is defined in Section 3.4(a)(1).
     “Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.
     “Arbitrator” is defined in Section 2.3(c).
     “Assumed Contract” is defined in Section 1.1(a)(4).

     “Assumed Facility” means any land, building or other facility that is located at the premises leased to or by the Company under an Assumed Real Property Lease.
     “Assumed Liability” is defined in Section 1.1(c).
     “Assumed Real Property Lease” is defined in Section 1.1(a)(5).
     “Business” is defined in the Recitals.
     “Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.
     “Buyer” is defined in the first paragraph of this Agreement.
     “Cap” is defined in Section 7.3(b).
     “Claiming Party” is defined in Section 7.5(a).
     “Closing” is defined in Section 6.1.
     “Closing Date” is defined in Section 6.1.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the first paragraph of this Agreement.
     “Computer System” is defined in Section 3.27(a).
     “Confidentiality Agreement” is defined in Section 5.4(a).
     “Consent” is defined in Section 3.3(c).
     “Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.
     “Customs Duty” is defined in Section 3.24.
     “Deductible” is defined in Section 7.3(a).
     “Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).
     “Effective Time” is defined in Section 6.1.
     “Employee Plan” means any pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan; any life, health, dental, accident or disability plan; any workers’ compensation or other insurance plan; any severance or separation plan; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained by the Company or any of its ERISA

Affiliates on or before the Closing Date for the benefit of (or under which the Company or any of its ERISA Affiliates has any obligation, whether absolute or contingent, to) any officers, governors, members or employees or similar individuals (including former officers, governors, members or employees) of the Company or any of its ERISA Affiliates, including any employee benefit plan that is subject to ERISA.
     “Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.
     “Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.
     “Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414(b) and (c) of the Code.
     “Escrow Account” is defined in Section 7.7.
     “Escrow Agent” is defined in Section 6.2(b).
     “Escrow Agreement” is defined in Section 7.7.
     “Escrow Amount” is defined in Section 2.2(a).
     “Excluded Assets” is defined in Section 1.1(b).
     “Excluded Contracts” is defined in Section 1.1(b)(3).
     “Excluded Employee” is defined in Section 5.5(c).
     “Excluded Liability” is defined in Section 1.1(d).
     “Excluded Records” is defined in Section 1.1(b)(1).
     “Final Net Working Capital” is defined in Section 2.3(a).
     “Financial Statements” is defined in Section 3.4(a)(3).

     “First Quarter Balance Sheet Date” is defined in Section 3.4(a)(2).
     “First Quarter Financial Statements” is defined in Section 3.4(a)(2).
     “Foreign Official” is defined in Section 3.25.
     “GAAP” means generally accepted United States accounting principles.
     “Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.
     “Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.
     “HTL” means HTL Enterprise, a California corporation.
     “Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.
     “Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.
     “Indemnifying Party” is defined in Section 7.5(a).
     “Initial Claim Notice” is defined in Section 7.5(a).
     “Initial Purchase Price” is defined in Section 2.1.
     “Insurance Policy” is defined in Section 3.14(a).
     “Intellectual Property” means, in any jurisdiction in the world, any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith);

(c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.
     “Interim Balance Sheet” is defined in Section 3.4(a)(3).
     “Interim Balance Sheet Date” is defined in Section 3.4(a)(3).
     “Interim Financial Statements” is defined in Section 3.4(a)(3).
     “IRS” means the United States’ Internal Revenue Service.
     “Knowledge” means, with respect to the Company, the actual knowledge of Michael Davidovich or Steve Slavutskiy and what either of them should have known in his Ordinary Course of Business.
     “Lakestone Payoff Letter” is defined in Section 6.2(f).
     “Lease Agreement No. 2” means that certain Lease Agreement of Non-Residential Premises Without the Right of Acquisition of the Premises No. 2, dated March 25, 2011, by and between the representative office of the Company in Kharkiv, Ukraine and Slusarev Alexei Igorevich, for lease of non-residential premises at 1, Vernandskogo Street, Building A-10, Kharkiv, Ukraine.
     “Lease Agreement No. 08/11” means Lease Agreement of Non-Residential Premises Without the Right of Acquisition of the Premises, No. 08/11, dated November 8, 2007, by and between the representative office of the Company in Kharkiv, Ukraine and Slusareva Tetyana Dmitryevna, for lease of the non-residential premises at 1, Vernandskogo Street, Building A-10, Kharkiv, Ukraine, as amended by that certain Additional Agreement No. 2 to Lease Agreement No. 08/11 dated November 21, 2008, that certain Additional Agreement No. 3 to Lease Agreement No. 08/11 dated November 30, 2009, and that certain Additional Agreement No. 4 to Lease Agreement No. 08/11 dated November 30, 2010.
     “Leased Real Property” is defined in Section 3.11(a).
     “Liability” means any liability or obligation of any kind or nature (asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
     “Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.
     “Major Contract” is defined in Section 3.8(a).
     “Malicious Instructions” is defined in Section 3.27(b).
     “Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities or results of operations of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United

States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Company to consummate the transactions contemplated herein.
     “ME” is defined in Section 3.1.
     “Net Working Capital” is defined in Section 2.3(h).
     “Non-Compete Parties” is defined in Section 5.8(a).
     “Non-Compete Period” is defined in Section 5.8(a).
     “Notice of Disagreement” is defined in Section 2.3(b).
     “Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).
     “Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.
     “Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.
     “Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.
     “Party” means Buyer and the Company.
     “Permit” means any license, permit, registration or similar authorization from a Governmental Authority.
     “Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue.
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.
     “Petty Cash” is defined in Section 1.1(a)(12).
     “Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.
     “Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.
     “Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Proprietary Information Technology System” is defined in Section 3.27(a).
     “Purchase Price” is defined in Section 2.1.
     “Real Property Lease” is defined in Section 3.11(a).
     “Records” means books, records, manuals or other materials or similar information (including customer records, copies of personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).
     “Restricted Word” is defined in Section 5.10.
     “Special Representation” is defined in Section 7.3(e).
     “SPS International” is defined in Section 1.2.
     “Statement” is defined in Section 2.3(a).
     “Target Net Working Capital” is defined in Section 2.3(g).
     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
     “Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
     “Tenet” means Tenet Wealth Inc, a California corporation.
     “Third Party Claim” is defined in Section 7.5(a).
     “Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, orally or in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

     “Transaction Confidentiality Agreement” is defined in Section 5.4(d).
     “Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
     “Transferred Employee” is defined in Section 5.5(c).
     “TSA” is defined in Section 6.2(k).
     “Ukrainian Assets” is defined in Section 5.16(a).
     “Ukrainian Assumed Liabilities” is defined in Section 5.16(a).
     “Ukrainian Bill of Sale” is defined in Section 5.16(b)(1).
     “Ukrainian Transfer” is defined in Section 5.16(a).
     “U.S. Bill of Sale” is defined in Section 6.2(a).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
* * * * *

     IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

COMPANY:			BUYER:

DIRECT EDI LLC			SPS COMMERCE, INC.

By: HTL Enterprise
Its: Managing Member			By:	/s/ Archie C. Black

				Name:	Archie C. Black
By:	/s/ Michael Davidovich			Title:	Chief Executive Officer and President

	Name:	Michael Davidovich
	Title:	Chief Executive Officer and President

By: Tenet Wealth Inc Its: Managing Member
By:	/s/ Steve Slavutskiy
	Name:	Steve Slavutskiy
	Title:	Chief Executive Officer and President

The undersigned, Michael Davidovich and Steve Slavutskiy, each agrees to the provisions of Section 5.4(b), 5.4(c) and 5.8 of this Agreement, and is signing this Agreement for that limited purpose.

/s/ Michael Davidovich	/s/ Steve Slavutskiy

Michael Davidovich, individually	Steve Slavutskiy, individually
The undersigned, HTL and Tenet, each agrees to the provisions of Section 5.4(b), 5.4(c) and 5.8 of this Agreement, and is signing this Agreement for that limited purpose.

HTL ENTERPRISE			TENET WEALTH INC

By:	/s/ Michael Davidovich		By:	/s/ Steve Slavutskiy

	Name:	Michael Davidovich		Name:	Steve Slavutskiy
	Title:	Chief Executive Officer and President		Title:	Chief Executive Officer and President
[Signature Page to Asset Purchase Agreement]